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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 47666) pertaining to the 1999 Employee Stock Option Plan and the Registration Statement (Form S-8 No. 333-60983) pertaining to the Amended and Restated 1989 Incentive Stock Option Plan, Amended and Restated 1990 Nonqualified Stock Option Plan, Directors Fee Stock Option Plan and Employment Agreement with Bruce D. Benson of United States Exploration, Inc. of our report dated March 13, 2003, with respect to the 2002 consolidated financial statements of United States Exploration, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2002.

                                       /s/ Ernst & Young LLP

Denver, Colorado
April 11, 2003